VIA EDGAR

December 2, 2015

Ms. Stephanie Sullivan
United States Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, DC 20549

Re: Santander Holdings USA, Inc.
Form 10-K for the Fiscal Year Ended December 31, 2014
Filed on March 18, 2015
Form 10-Q for the Fiscal Quarter Ended March 31, 2015
Filed on May 13, 2015
Form 10-Q for the Fiscal Quarter Ended September 30, 2015
Filed on November 13, 2015
File No. 001-16581
Staff Comment Letter Dated November 20, 2015
Request for Extension

Dear Ms. Sullivan:

As discussed during our teleconference with you on December 2, 2015, Santander Holdings USA, Inc. hereby respectfully confirms that it will provide a response to the referenced Staff Comment Letter dated November 20, 2015 on or before December 21, 2015.  Please do not hesitate to contact me at (617) 757-5883 if you have any questions.

Very truly yours,
/s/ Kenneth Goldman
Name: Kenneth Goldman
Chief Accounting Officer
Santander Holdings USA, Inc.

cc:	Scott E. Powell
President and
Chief Executive Officer
Santander Holdings USA, Inc.

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